Exhibit 3.1e

AMENDMENT TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF STEEL DYNAMICS, INC.

May 17, 2018

Article VII of the Amended and Restated Articles of Incorporation of Steel Dynamics, Inc. is hereby amended and replaced as follows:

“ARTICLE VII

AMENDMENT OF ARTICLES OR BYLAWS

Section 1. Amendment of Articles. The Corporation reserves the right to amend, alter, change or repeal any provisions contained in these Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute or by these Amended and Restated Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to that reservation.

Section 2. Amendment of Bylaws. The Corporation’s Bylaws may be made, altered, changed or repealed by action of either: (a) the Board of Directors, acting by the affirmative vote of a majority of the entire number of directors, or (b) the stockholders, acting by the affirmative vote of not less than a majority of the votes entitled to be cast by the holders of the outstanding shares entitled to vote thereon, at a meeting of the stockholders called, in whole or in part, for that purpose.”